Exhibit 10.45
CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is effective as of April 20, 2016, and is made by and between United Natural Foods, Inc., a Delaware corporation (the “Company”), and Michael Paul Zechmeister (“Employee”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:
1. The following terms shall have the following definitions:
(a) the term “Act” shall mean the Securities Exchange Act of 1934, as amended to date.
(b) the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
(c) the term “Cause” shall mean (i) conviction of Employee under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in Employee’s personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of Section 4 of this Agreement.
(d) the term “Change in Control” means the happening of any of the following:
(i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;
(ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or
(iii) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.
(e) the term “Change in Control Date” means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.
(f) the term “Disability” shall have the meaning set forth in the long term disability provisions of the United Natural Foods Employee Welfare Benefit Plan, or any successor long term disability plan (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company without Cause.
(g) the term “Equity Plan” shall mean the Company’s 2002 Stock Incentive Plan, as amended from time to time and any other current or future plan, program or arrangement of the Company or its Affiliates pursuant to which stock options, restricted stock or other equity awards are made, including, but not limited to, the Company’s 2004 Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.
(h) the term “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status; (iii) a relocation of the Employee’s principal office location more than fifty (50) miles from the Company’s Providence, Rhode Island offices; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any existing plans of any type; provided, that, a Company-wide reduction or elimination of such plans shall not be a violation of this Section (v); or (vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement.
2. In the event (a) the Employee is terminated for reasons other than Cause, death or Disability or (b) the Employee resigns for Good Reason, and such termination or resignation takes place on or within one (1) year after the Change in Control Date, then, subject to any limitation imposed under applicable law and Section 5 of this Agreement, Employee shall receive: (i) any unpaid base salary, accrued and unpaid vacation, and bonus in respect of the prior fiscal year which has not been paid (collectively such unpaid base salary, accrued vacation and bonus, the “Accrued Payments”), payable within ten (10) days following the termination of Employee’s employment, (ii) a lump sum payment equal to (x) 2.99 times the Employee’s then applicable base salary plus (y) an amount equal to the average of the annual bonus paid to the Employee for the three fiscal years prior to the fiscal year in which the Employee’s employment is terminated (in the event the Employee has not yet been employed by the Company for more than three fiscal years, then the average of the bonuses he has actually received, and if he has not received any bonuses as of the time of the termination of his employment, then the Employee’s target bonus for the fiscal year in which his employment is terminated) (the “Lump Sum Payment”), payable on the first payroll period occurring after the sixtieth (60th) day following such termination or resignation (the “Severance Payment Date”), and (iii) an amount equal to the product of the Employee’s target bonus for the fiscal year in which Employee’s employment is terminated multiplied by the quotient resulting from dividing the number of full calendar months that have been completed in the fiscal year in which the Employee is terminated by 12 (the “Pro-Rata Bonus”), payable at such time as such bonus normally would be paid if the Employee’s employment had not terminated (but in no event after the later of (I) March 15 of the calendar year following the calendar year in which the termination occurs, or (II) the 15th day of the third month following the end of the Company’s fiscal year). In addition, (A) any and all unvested and unexercised stock options held by the Employee as of the Change in Control Date shall become fully vested and exercisable as of the Change in Control Date, (B) all restrictions shall lapse on, and Employee shall become fully vested in all rights to, restricted stock, restricted stock units and performance shares or units (at target level of performance unless a greater or lesser level of performance is provided for in the award agreement evidencing the award of such performance shares or units) granted to Employee under any Equity Plan as of the Change in Control Date, and (C) the Company shall continue to provide Employee and his eligible dependents with medical benefits in effect as of the date of such termination or resignation for a period of three (3) years following the termination of his employment. Notwithstanding the foregoing, the vesting of equity awards under this Section 2 shall not alter any previously elected payment schedule made by the Employee under a valid deferral election form, which election form shall continue to govern the payment of such award.
In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation other than to provide the Accrued Payments; provided, however, with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee’s actions. In addition, the Employee agrees, upon demand by the Company, to return promptly to the Company any portion of the Accrued Payments, the Pro Rata Bonus or the Lump Sum Payment paid, or targeted to be paid, to the Employee based upon financial results or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made. The payment shall be made in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company.
The foregoing notwithstanding, if the Employee is a “specified employee” of the Company (within the meaning of Section 409A of the Code and its regulations and other guidance (“Section 409A”)), or its successor, any payment, that would otherwise be made pursuant to this Section 2 during the six-month period beginning on the date of termination of employment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be accrued and paid on the date that is six months and one day after the date of Employee’s “separation of service” with the Company (within the meaning of Section 409A) or, if earlier, the Employee’s date of death, and no interest or other adjustments shall be made to reflect the delay in payment.

3. The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted. The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement; provided, however, that any benefits paid to the Employee under this Agreement shall reduce any severance or similar benefits payable to the Employee under any Company benefit plan or arrangement, including any severance plan or agreement between the Company and the Employee providing benefits upon the termination of Employee’s employment with the Company similar to the benefits provided hereunder, which reduction shall be made strictly in accordance with Section 409A including the preservation of any applicable payment schedules.
4. Employee covenants with the Company as follows (as used in this Section 4, “Company” shall include the Company and its subsidiaries and Affiliates):
(a) Employee shall not knowingly use for Employee’s own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company. Such restrictions shall not apply to information which is (i) generally available in the industry, (ii) disclosed through no fault of Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media.
(b) During the term of employment, and for a period of one (1) year following termination of such employment for any reason, Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States, in any activities with the following companies: KeHE Distributors, LLC or any of its subsidiaries, Nature’s Best, C&S Distributors or any other company which is a direct competitor of the Company with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such one-year (1-year) period, Employee shall not act to induce any of the Company’s vendors, customers or employees to take action which might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.
(c) Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 4(a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s employment by the Company and within one (1) year after termination thereof. The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.
(d) Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.
(e) Employee recognizes that the possible restrictions on Employee’s activities which may occur as a result of Employee’s performance of Employee’s obligations under this Agreement are required for the reasonable protection of the Company and its investments, and Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. Employee further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Agreement, and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation or threatened breach or violation, in any court of competent jurisdiction. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. Employee expressly agrees that all payments and benefits due Employee under this Agreement shall be subject to Employee’s compliance with the provisions set forth in this Section 4.
(f) Except with respect to any shorter term as expressly provided herein, this Section 4 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.
5. All payments and benefits under this Agreement are conditioned on the Employee’s executing and not revoking a release of claims against the Company, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of the Employee’s termination or resignation. The Employee shall not be required to release (i) any rights the Employee has under this Agreement, (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”), (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan, (iv) any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law or (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any affiliated company.
6. The Employee shall not be required to seek alternative employment during any period in which he receives payments or benefits under Section 2 of this Agreement, nor shall such payments or benefits be reduced to reflect any compensation or benefits received by Employee from any employment which does not violate Section 4 of this Agreement.
7. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect. This Agreement has been executed and delivered in the State of Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein. This Agreement shall be binding upon any successor or assign of the Company.
8. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).
Notwithstanding any other provision in this Agreement to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”
To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.
Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.

For the avoidance of doubt, any payment due under this Agreement within a period following Employee’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion
By accepting this Agreement, Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Employee for any violation of Section 409A that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A.
[signature block appears on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

United Natural Foods, Inc.

By:	/s/ Joseph J. Traficanti
Name:	Joseph J. Traficanti
Title:	SVP, General Counsel

/s/ Michael Zechmeister
Employee

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